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EXHIBIT 11.1


                               COMPUTATION OF NET LOSS
                                    PER SHARE (1)

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
                                                                                Three months
                                                                               ended March 31,

                                                                             1996           1995
                                                                        -------------  -------------
Primary and Full Diluted:
Weighted average common shares outstanding for the period. . . .           8,155,000             --
Common Equivalent Shares pursuant to Staff Accounting
 Bulletin No. 83 . . . . . . . . . . . . . . . . . . . . . . . .              --          1,658,000
                                                                        -------------  -------------
Shares used in computing net loss per share. . . . . . . . . . .           8,155,000      1,658,000
                                                                        -------------  -------------
                                                                        -------------  -------------
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ (2,048,000)  $    (843,000)
                                                                        -------------  -------------
                                                                        -------------  -------------

Net loss per share . . . . . . . . . . . . . . . . . . . . . . .             ($0.25)        ($0.51)

                                                                              ------         ------
                                                                              ------         ------

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(1)  Primary and fully diluted calculations are substantially the same.